Exhibit 99-B.8.25

RULE 22C-2 AGREEMENT

This AGREEMENT, dated no later than April 16, 2007, is effective as of the 16th day of
October, 2007, between BlackRock Distributors, Inc., and its successors, assigns and designees
(“BDI”) on behalf of and as distributor for the BlackRock Funds and the Merrill Lynch family of funds (collectively with BDI, the “Funds”) and ING Life Insurance and Annuity Company, ING
National Trust, ING USA Annuity and Life Insurance Company, ReliaStar Life Insurance
Company, ReliaStar Life Insurance Company of New York, Security Life of Denver Insurance
Company and Systematized Benefits Administrators Inc. (individually an “Intermediary” and collectively the “Intermediaries”).

WHEREAS, the Funds are available through the variable annuity, variable life insurance and variable retirement products which the Intermediaries offer (individually, a “Variable Product”
and collectively the “Variable Products”), and

WHEREAS, the parties desire to otherwise comply with the requirements under Rule 22c-2 of the Investment Company Act of 1940, as amended (“Rule 22c-2”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Funds and the Intermediaries hereby agree as follows:

A.	Agreement to Provide Shareholder Information.

	1.	Each Intermediary agrees to provide the Funds, upon written request, the following shareholder information involving the Funds:

		a.	The taxpayer identification number (“TIN”) the Individual/International
Taxpayer Identification Number (“ITIN”), or any other government issued identifier (“GII”) and the owner number or participant account number associated with the shareholder, if known, that would provide acceptable assurances of the identity of each shareholder that has purchased, redeemed, transferred or exchanged shares of a Fund through an account directly maintained by the Intermediaries during the period covered by the request;

		b.	The amount and dates and the transaction type (purchase, redemption, transfer or exchange), and the Variable Product(s) associated with, such shareholder purchases, redemptions, transfers and exchanges of Shares held through an account maintained by the Intermediary during the period covered by the request; and

		c.	Any other data mutually agreed upon in writing.

	2.	Unless otherwise specifically requested by the Fund, the Intermediaries shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or
Shareholder-Initiated Transfer Redemptions.

3.	Requests to provide shareholder information shall set forth the specific period for which transaction information is sought. However, unless otherwise agreed to by the
Intermediaries, any such request will generally not cover a period of more than 90 consecutive calendar days from the date of the request. The Funds may request transaction information older than 90 days from the date of the request as they deem necessary to investigate compliance with policies (including, but not limited to, policies of the Funds regarding market-timing and the frequent purchasing and redeeming or exchanges of Funds shares or any other inappropriate trading activity) established or utilized by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds.

4.	Each Intermediary agrees to provide the requested shareholder information promptly upon receipt of the request, but in no event later than 15 business days after receipt of such request. If requested by the Funds or their designee, Intermediary agrees to use best efforts to determine promptly, but in any event not later than 15 business days after receipt of a request, whether any specific person about whom it has received the identification and transaction information specified in Paragraph 1. Hereof is itself a financial intermediary (as defined in Rule
22c-2) (“indirect intermediary”) and, promptly, but in any event not later than 15 business days after receipt of a request, either (I) provide (or arrange to have provided) the information specified in Paragraph 1. hereof for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing (including purchases by exchange), in nominee name on behalf of other persons, Fund Shares. If an indirect intermediary is unable or unwilling to perform either (i) or (ii) above, the Fund hereby directs the Intermediary to restrict or prohibit purchase transactions (including purchases by exchange) in Fund Shares by the indirect intermediary. The Intermediary agrees to restrict or prohibit such transactions promptly upon notice of the indirect intermediary’s failure to comply with either (i) or (ii) above. Intermediary additionally agrees to confirm to the Funds whether it has performed (i) or (ii).

5.	Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Funds and the Intermediary.

6.	To the extent practicable, the format for any transaction information provided to the Funds or their designee should be consistent with the NSCC Standardized Data Reporting
Format.

B.	Agreement to Restrict Trading.

1.	Each Intermediary agrees to execute written instructions from the Funds or their designee to restrict or prohibit further purchases or exchanges involving Fund Shares by a
Shareholder who has been identified by the Funds or their designee as having engaged in transactions in Shares of a Fund (through an account directly maintained by the Intermediary)
that violate the policies and procedures established by the Funds for the purposes of eliminating or reducing, or that would result in any dilution of the value of the outstanding Fund Shares.
Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to
Shareholder-Initiated Transfer Purchases.

2.

	a.	For those Shareholders whose information is on the Intermediaries’ books and records, the Intermediaries agree to execute or have executed the written instructions from the Funds or their designee to restrict or prohibit trading as soon as reasonably practicable, but no later than 10 business days after receipt of the instructions by the Intermediaries. The
Intermediaries will provide written confirmation to the Funds as soon as reasonably practicable, but not later than 10 business days~~,~~ after the instructions have been executed, that such instructions have been executed.

	b.	For those Shareholders whose information is not on the Intermediaries’
books and records the Intermediaries agree to execute or have executed the written instructions from the Funds or their designee to restrict or prohibit trading as soon as reasonably practicable, but no later than 10 business days after receipt of the instructions by the Intermediaries. The
Intermediaries will provide written confirmation to the Funds as soon as reasonably practicable, but not later than 10 business days after the instructions have been executed, that such instructions have or have not been executed. As stated in Section A.4 above, if an indirect intermediary is unable or unwilling to restrict or prohibit trading by a Shareholder the
Intermediary will restrict or prohibit purchase transactions (including purchases by exchange) in Fund Shares by the indirect intermediary.

3.	Instructions to restrict or prohibit further purchases or exchanges involving Fund
Shares must include:

	a.	A statement from the Funds that the Shareholder’s trading activity has either violated the Funds’ frequent trading policy or, in the Funds’ sole discretion, such trading activity has been deemed disruptive;

	b.	The specific restriction(s) and/or prohibition(s) to be executed, including the length of time such restriction(s) and/or prohibition(s) shall remain in place;

	c.	The TIN, ITIN, or GII, if known by the Funds, that would help the
Intermediaries determine the identity of affected shareholder(s); and

	d.	Whether such restriction(s) and/or prohibition(s) are to be executed in relation to all of the affected shareholder’s Variable Products, only the type of Variable Product(s) through which the affected shareholder engaged in transaction activity which triggered the restriction(s) and/or prohibition(s) or in some other respect. In absence of direction from the
Funds in this regard, restriction(s) and/or prohibition(s) shall be executed as they relate to all the Intermediary’s Variable Product(s).

C.	Limitation on Use of Information.

The Funds agree not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory requests or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-
Bliley Act (Public Law 106-102) and comparable state laws.

D.	Definitions.

The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Funds under the Investment Company Act of 1940 that are held by the Intermediary other than “excepted funds” under Rule 22c-2.

The term “Shareholder” means the holder of interests in a variable annuity, variable life insurance contract or variable retirement plan issued by the Intermediary (the “Variable
Products”), or a participant in an employee benefit plan with a beneficial interest in a contract~~.~~, or as otherwise defined under Rule 22c-2.

The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by an owner of a Variable Product that results in a transfer of assets or exchange between the Funds within a Variable Product to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Variable Product to a Fund as a result of “dollar cost averaging”
programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Variable Product death benefit; (iii) one-time step-up in contract value pursuant to a Variable Product death benefit; (iv) allocation of assets to a Fund through a
Variable Product as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or premium payments to the Variable Product; or
(v) pre-arranged transfers at the conclusion of a required free look period.

The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by an owner of a Variable Product that results in a transfer of assets or exchange between the Funds within a Variable Product out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Variable Product out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii)
as a result of any deduction of charges or fees under a Variable Product; (iii) within a Variable
Product out of a Fund as a result of scheduled withdrawals or surrenders from a Variable
Product; (iv) as a result of payment of a death benefit from a Variable Product.

E.	Prior Agreements.

The parties acknowledge that prior to the effective date of this Agreement efforts to monitor and deter excessive trading activity within the Variable Products were governed by whatever practices the Funds and the Intermediaries agreed to follow in the absence of any formal agreement. The parties also acknowledge having previously entered into fund participation and/or selling and service agreements concerning the purchase and redemption of shares of
Funds through the Variable Products. The terms of this Agreement supplement the fund participation and/or selling and service agreements and to the extent the terms of this Agreement conflict with the terms of the fund participation and/or selling and service agreements, the terms of this Agreement will control. This Agreement will terminate upon termination of the fund participation and/or selling and service agreements.

F.	Notices.

	1.	Except as otherwise provided, all notices and other communications hereunder shall be in writing and shall be sufficient if delivered by hand or if sent by confirmed facsimile or
e-mail, or by mail, postage prepaid, addressed:

		a.	If to Intermediaries, to:

ING U.S. Financial Services
Attention: Jacqueline Salamon
			Address:	151 Farmington Avenue
Hartford, CT 06156-8975
			Phone:	860-723-2242
			Fax:	860-723-2214
			Email:	Jacqueline.Salamon@us.ing.com

		b.	If to the Funds, to:

			Attention:	Bruno Di Stefano
			Address:	BlackRock Distributors, Inc
760 Moore Road
King of Prussia, PA 19406

			Attention:	Robert Connolly
General Counsel
			Address:	BlackRock, Inc.
40 East 52nd Street
New York, NY 10022

			Attention:	Anne Ackerley
			Address:	BlackRock, Inc.
40 East 52nd Street
New York, NY 10022

2.	Notices and other communications hereunder, relating to Rule 22c-2 matters, including but not limited to requests for transaction information or instructions to restrict or prohibit further Covered Transactions, shall be in writing and shall be sufficient if delivered by hand or if sent by confirmed facsimile or e-mail, or by mail, postage prepaid, addressed to:

	Attention:	Jennifer Goldstein
	Address:	40 E. 52nd Street
New York, NY 10022
	Phone:	(212) 810-5543
	Fax:	(212) 810-8762
	Email:	Jennifer.Goldstein@blackrock.com

3.	The parties may by like notice, designate any future or different address to which subsequent notices shall be sent. Any notice shall be deemed given when received.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer as of the date first written above.
ING Life Insurance and Annuity Company		Security Life of Denver Insurance
Company
By:	/s/ Jacqueline Salamon	By:	/s/ Jacqueline Salamon
Name	Jacqueline Salamon	Name	Jacqueline Salamon
and Title:	Authorized Representative	and Title:	Authorized Representative
ING National Trust		Systematized Benefits Administrators Inc.
By:	/s/ Jacqueline Salamon	By:	/s/ Jacqueline Salamon
Name	Jacqueline Salamon	Name and	Jacqueline Salamon
and Title:	Authorized Representative	Title:	Authorized Representative
ING USA Annuity and Life Insurance		BlackRock Distributors, Inc.
Company
By:	/s/ Jacqueline Salamon	By:	/s/ Bruno Di Stefano
Name	Jacqueline Salamon	Name
and Title:	Authorized Representative	and Title:	Bruno Di Stefano VP
ReliaStar Life Insurance Company
By:	/s/ Jacqueline Salamon
Name	Jacqueline Salamon
and Title:	Authorized Representative
ReliaStar Life Insurance Company of New
York
By:	/s/ Jacqueline Salamon
Name	Jacqueline Salamon
and Title:	Authorized Representative